KRONOS WORLDWIDE, INC. REPORTS THIRD QUARTER 2025 RESULTS

DALLAS, TEXAS…November 6, 2025…Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss of $37.0 million, or $.32 per share, in the third quarter of 2025 compared to net income of $71.8 million, or $.62 per share, in the third quarter of 2024. For the first nine months of 2025, Kronos Worldwide reported a net loss of $28.1 million, or $.24 per share, compared to net income of $99.4 million, or $.86 per share, in the first nine months of 2024. Net loss increased in the third quarter and first nine months of 2025 due to legislation enacted in Germany during the third quarter of 2025, which included a reduction of the corporate tax rate from 15% by one percentage point annually for five years, reaching 10% in 2032. As a result, we recorded a non-cash deferred income tax expense of $19.3 million ($.17 per share) to reflect the impact of the rate reduction on our net German deferred tax asset. Our net loss for the three and nine months ended September 30, 2025 also includes a non-cash gain of $4.6 million ($3.6 million, or $.03 per share, net of income tax expense) resulting from a remeasurement of the earn-out liability initially recorded in connection with our acquisition of our joint venture, as discussed below. Net income for the three and nine months ended September 30, 2024 includes the recognition of a non-cash gain of $64.5 million ($50.9 million, or $.44 per share, net of income tax expense) associated with the remeasurement of our investment in our joint venture, as discussed below. Income from operations decreased in the third quarter of 2025 as compared to the third quarter of 2024 primarily due to lower production volumes resulting in lower absorption of our fixed production costs and lower average TiO2 selling prices. Income from operations for the first nine months of 2025 was lower than income from operations for the first nine months of 2024 primarily due to lower production volumes resulting in lower absorption of our fixed production costs, lower average TiO2 selling prices and higher distribution and warehousing costs incurred primarily in the first quarter of 2025 to position finished goods products inventory in the U.S. in response to anticipated U.S federal government tariff announcements and an overall increase in finished goods inventory in 2025 compared to 2024. Comparability of our results was also impacted by the effects of changes in currency exchange rates. As previously reported, effective July 16, 2024, we acquired the 50% joint venture interest in Louisiana Pigment Company, L.P. (“LPC”) previously held by Venator Investments, Ltd. Prior to the acquisition, we held a 50% joint venture interest in LPC. Following the acquisition, LPC became a wholly-owned subsidiary of ours. We accounted for the acquisition as a business combination. The results of operations of LPC have been included in our results of operations beginning as of the acquisition date.

Net sales of $456.9 million in the third quarter of 2025 were $27.8 million, or 6%, lower than in the third quarter of 2024. Net sales of $1.4 billion in the first nine months of 2025 were $22.9 million, or 2%, lower than in the first nine months of 2024. Net sales decreased in the third quarter of 2025 compared to the third quarter of 2024 primarily due to the effects of lower average TiO2 selling prices and lower sales volumes in our European and export markets somewhat offset by higher sales volumes in our North American market. Net sales decreased in the first nine months of 2025 compared to the same period in 2024 due to lower average TiO2 selling prices and changes in product mix. During the first nine months of 2025, we and the TiO2 industry have seen unprecedented global uncertainty related to U.S. trade policies, geopolitical tensions and general hesitancy by customers to build inventories which has prolonged the market downturn and impacted our sales volumes and pricing momentum. We started 2025 with average TiO2 selling prices 2% higher than at the beginning of 2024 but our average TiO2 selling prices declined 6% during the first nine months of 2025. Average TiO2 selling prices were 7% lower in the third quarter of 2025 as compared to the third quarter of 2024 and 2% lower in the first nine months of 2025 as compared to the first nine months of 2024. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $14 million in the third quarter of 2025 and by approximately $11 million in the first nine months of 2025 as compared to the same prior year periods. The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment loss (see description of non-GAAP information below) in the third quarter of 2025 was a loss of $15.3 million as compared to segment profit of $43.4 million in the third quarter of 2024. For the first nine months of

2025, our segment profit was $37.2 million as compared to segment profit of $107.9 million in the first nine months of 2024. Segment profit (loss) decreased in the third quarter of 2025 compared to the third quarter of 2024 primarily due to lower income from operations due to the effects of unfavorable fixed cost absorption due to reduced operating rates at certain of our manufacturing facilities, higher cost inventory produced in the second quarter relative to the same quarter of 2024 and included in cost of sales in the third quarter and currency fluctuations (primarily the euro). Our unabsorbed fixed production costs related to decreased production volumes in the third quarter of 2025 were approximately $27 million. Segment profit decreased in the first nine months of 2025 compared to the first nine months of 2024 primarily due to lower income from operations due to the net effects of approximately $45 million in additional unabsorbed fixed production costs we recognized as a result of operating reduced operating rates at our production facilities somewhat offset by lower production costs (primarily raw materials). Segment profit for the three and nine months ended September 30, 2024 includes non-cash charges of approximately $4 million and $14 million, respectively, related to accelerated depreciation in connection with the completion of the closure of our sulfate process line in Canada in the third quarter of 2024, and the first nine months of 2024 includes a charge of approximately $2 million related to workforce reductions. Our selling, general and administrative expense for the three and nine months ended September 30, 2024 includes $2.2 million of transaction costs incurred in connection with the LPC acquisition. We operated our production facilities at overall average capacities of 85% of practical capacity utilization in the first nine months of 2025 (93%, 81% and 80% in the first, second and third quarters of 2025, respectively) compared to 93% in the first nine months of 2024 (87%, 99% and 92% in the first, second and third quarters of 2024, respectively). Fluctuations in currency exchange rates (primarily the euro) increased our segment loss by approximately $4 million in the third quarter of 2025 and increased our segment profit by approximately $5 million in the first nine months of 2025 as compared to the same prior year periods.

Our net income (loss) before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the third quarter of 2025 was $.6 million compared to EBITDA of $123.3 million in the third quarter of 2024. For the first nine months of 2025, our EBITDA was $74.0 million compared to EBITDA of $211.2 million in the first nine months of 2024. EBITDA comparisons for the three and nine months ended September 30, 2025 and 2024 were affected by non-cash gains. In 2025, EBITDA includes a $4.6 million non-cash gain resulting from the reduction of the earn-out liability, as discussed above. In 2024, EBITDA includes a $64.5 million non-cash gain associated with the remeasurement of our investment in LPC, also discussed above.

Our income from operations in the first nine months of 2024 includes an aggregate charge related to a write-off of deferred financing costs of $1.5 million ($1.1 million, or $.01 per share, net of income tax benefit).

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions, including Louisiana Pigment Company, L.P., into our operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our business;
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion;
●	Changes in raw material and other operating costs (such as energy and ore costs);
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);

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●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes (including tariffs imposed by the U.S. federal government on imports from Canada and/or Europe, where we have manufacturing facilities);
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to comply with covenants contained in our revolving bank credit facility;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
●	Government laws and regulations and possible changes therein including new environmental, sustainability, health and safety, or other regulations (such as those seeking to limit or classify TiO2 or its use); and
●	Pending or possible future litigation or other actions.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit (loss), which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit (loss) provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit (loss) as net income (loss) before income tax expense and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2

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operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income (loss) before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

Investor Relations Contact:

Bryan A. Hanley

Senior Vice President & Treasurer

Tel: (972) 233-1700

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KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share and metric ton data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2025	2024	2025

	(unaudited)
Net sales	$484.7	$456.9	$1,464.0	$1,441.1
Cost of sales	383.5	409.9	1,191.1	1,224.5

Gross margin	101.2	47.0	272.9	216.6

Selling, general and administrative expense	62.3	61.6	174.4	185.3
Other operating income (expense):
Currency transactions, net	2.9	(1.9)	4.9	3.2
Other income, net	.8	1.0	1.8	2.1
Corporate expense	(3.7)	(3.7)	(10.9)	(10.0)

Income (loss) from operations	38.9	(19.2)	94.3	26.6

Other income (expense):
Gain on remeasurement of investment in TiO2 manufacturing joint venture	64.5	-	64.5	-
Gain on remeasurement of earn-out liability	-	4.6	-	4.6
Trade interest income	.8	.2	2.7	.6
Other interest and dividend income	.3	-	1.8	.3
Marketable equity securities	2.2	(.1)	2.6	(1.1)
Other components of net periodic pension and OPEB cost	(.4)	(.5)	(1.0)	(1.6)
Interest expense	(11.8)	(14.1)	(30.8)	(38.5)

Income (loss) before income taxes	94.5	(29.1)	134.1	(9.1)

Income tax expense	22.7	7.9	34.7	19.0

Net income (loss)	$71.8	$(37.0)	$99.4	$(28.1)

Net income (loss) per basic and diluted share	$.62	$(.32)	$.86	$(.24)

Weighted average shares used in the calculation of net income (loss) per share	115.0	115.0	115.0	115.0

TiO2 data - metric tons in thousands:
Sales volumes	130	126	394	394
Production volumes	141	126	399	394

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KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME FROM

OPERATIONS TO SEGMENT PROFIT (LOSS)

(In millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2025	2024	2025

	(unaudited)
Income (loss) from operations	$38.9	$(19.2)	$94.3	$26.6

Adjustments:
Trade interest income	.8	.2	2.7	.6
Corporate expense	3.7	3.7	10.9	10.0

Segment profit (loss)	$43.4	$(15.3)	$107.9	$37.2

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2025	2024	2025

	(unaudited)
Net income (loss)	$71.8	$(37.0)	$99.4	$(28.1)

Adjustments:
Depreciation expense	17.0	15.6	46.3	44.6
Interest expense	11.8	14.1	30.8	38.5
Income tax expense	22.7	7.9	34.7	19.0

EBITDA	$123.3	$.6	$211.2	$74.0

IMPACT OF PERCENTAGE CHANGE IN NET SALES

(unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2025 vs. 2024	2025 vs. 2024

Percentage change in net sales:
TiO2 sales volume	(3)%	-%
TiO2 product pricing	(7)	(2)
TiO2 product mix/other	1	(1)
Changes in currency exchange rates	3	1

Total	(6)%	(2)%

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